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                                                                    EXHIBIT 10.8


                           PURCHASE AND SALE AGREEMENT
                                    (Phase 1)

      THIS AGREEMENT is made and entered into this 24TH DAY OF DECEMBER, 2003, by and between BPD PARKERSBURG, LLC, a Delaware limited liability company ("SELLER"), and GEN-NET LEASE INCOME TRUST, INC., a Michigan corporation ("BUYER").

                              W I T N E S S E T H:

      1. AGREEMENT TO SELL AND PURCHASE. For and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller and Buyer, Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and take from Seller, subject to and in accordance with all of the terms and conditions of this Agreement, the following:

         (A) All that certain lot, tract or parcel of real estate more particularly described on EXHIBIT "A" attached hereto, together with all plants, shrubs and trees located thereon, and together with all rights, ways and easements appurtenant thereto (collectively, the "LAND"); and

         (B) Seller's right, title and interest in and to all buildings, structures and other improvements located on the Land (including, without limitation, any parking facilities located within the easement area described in the Parking Easement Agreement (as hereinafter defined) or other portions of the
Land), and all fixtures attached or affixed, actually or constructively, to the Land or to any such buildings, structures or other improvements, as of the Closing Date (collectively, the "IMPROVEMENTS") (including, without limitation, the building shell, tenant improvements, and parking spaces to be constructed and installed by Seller under the BPD Lease (as hereinafter defined)); and

         (C) All of the right, title and interest of Seller as "lessor" or "landlord" in, to and under that certain U.S. Government Lease for Real Property dated June 13, 2003 by and between Seller, as "lessor" or "landlord", and the United States of America, as "lessee" or "tenant" (GSA Lease No. GS-03B-03382), as supplemented by that certain Supplemental Lease Agreement No. 1 dated August 4, 2003 (the "BPD LEASE"); and

         (D) All of the right, title and interest of Seller in, to and under those management, service and other contracts and agreements, if any, scheduled and identified on EXHIBIT "B" attached hereto (collectively, the "SERVICE AGREEMENTS").

The Land and the Improvements are herein sometimes collectively referred to as the "PROPERTY".

      2. PURCHASE PRICE; METHOD OF PAYMENT; EARNEST MONEY.

         (A) Purchase Price. The purchase price for the Property shall be TWENTY MILLION TWO HUNDRED SEVENTY THOUSAND AND NO/100 DOLLARS ($20,270,000.00) (the "PURCHASE PRICE"). In the event that, prior to Closing, the BPD Tenant exercises any rights under the BPD Lease that would increase the annual rent thereunder (by way of example, and without limitation, by increasing the tenant improvement allowance), then the Purchase Price shall be adjusted to account for such increased rent, using a cap rate equal to 8.25%.

         (B) Method of Payment. At the Closing, the remaining balance of the Purchase Price, after crediting the Earnest Money, subject to the prorations and adjustments herein described, shall be paid by Buyer to Seller by wire delivery of good and immediately available funds through the Federal Reserve System to an account designated in writing by Seller.

         (C) Earnest Money.

            (I) Within three (3) business days after the execution and delivery of this Agreement by Seller and Buyer, Buyer shall deliver to Chicago Title Company, 16969 Von Karman Avenue, Irvine, California 92606, Attention: Charles
C. Mette, as escrow agent (herein called "ESCROW AGENT"), the sum of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) (which sum, together with all interest actually earned thereon during the term of this Agreement, is herein called the "INITIAL EARNEST MONEY"). On or before the date three (3) business days after the Secondary Offering Completion Date (as defined in SECTION 22, below), Buyer shall deliver to Escrow Agent the additional sum of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) (which sum, together with all interest actually earned thereon during the term of this Agreement, is herein called the "ADDITIONAL EARNEST MONEY"). The Initial Earnest Money and the Additional Earnest Money are herein sometimes collectively called the "EARNEST MONEY".

            (II) If Buyer shall fail to deliver any Earnest Money deposit to Escrow Agent on or before the date herein required, then, at Seller's option, Seller may terminate this Agreement by giving written notice to Buyer on or before the date on which such Earnest Money deposit is actually delivered to Escrow Agent; in the event of any such termination by Seller, the Earnest Money theretofore deposited shall be paid to Seller as consideration for Seller's execution of and entry into this Agreement, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void. All deposits by Buyer required pursuant to this SECTION 2(C) shall be in the form of a certified or cashier's check, payable to Escrow Agent, or deposited via wire transfer through the Federal Reserve system pursuant to wire transfer instructions heretofore provided to Buyer by Seller, and no such deposit shall be deemed timely unless actually received by the date therefor set forth in this SECTION 2.

            (III) Throughout the term of this Agreement, Escrow Agent shall hold and disburse the Earnest Money in accordance with the terms and conditions of this Agreement,



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including, without limitation, the terms and conditions set forth on EXHIBIT "C"
attached hereto, and to invest the Earnest Money with a national bank whose depositors are insured by the Federal Deposit Insurance Corporation or other financial institutions located in the Irvine, California metropolitan area as are reasonably acceptable to Buyer.

            (IV) On the Closing Date, the Earnest Money will be applied as part payment of the Purchase Price.

      3. CONSTRUCTION HOLDBACK.

         (A) The parties acknowledge that the Phase 1 Substantial Completion Date (as hereinafter defined) may occur notwithstanding that certain portions of the Improvements may not have been finally completed as of such date, and that, in such event, it is anticipated that the BPD Tenant will compile a punch list of work to be completed pursuant to Section 3.24 of the BPD Lease (the "BPD TENANT PUNCH LIST") and give such list to Seller. In the event that the BPD Tenant so gives the BPD Punch List to Seller and any items thereon have not been completed on or before the date THIRTY (30) DAYS prior to the Closing Date, then Seller shall give written notice to Buyer ("SELLER'S PUNCH LIST NOTICE") of the remaining items to be completed and of the amount (as reasonably determined by Seller and Seller's Architect, as such term is hereinafter defined) (the "CONSTRUCTION HOLDBACK AMOUNT") as may be necessary to (A) satisfactorily complete such remaining BPD Tenant Punch List items that will not be finally completed as of the Closing Date, other than the Seasonal Punch List Work referred to below (the "REGULAR PUNCH LIST WORK"); (B) satisfactorily complete any landscaping required by the Plans and Specifications which cannot be completed, or which it is not practical to complete, prior to the Closing Date on account of weather or the season (the "SEASONAL PUNCH LIST WORK") (the Regular Punch List Work and the Seasonal Punch List Work are herein collectively referred to as the "PUNCH LIST WORK").

         In such event, if Buyer's Architect (as hereinafter defined) disagrees with the Construction Holdback Amount (as so determined by Seller and Seller's Architect) for the Punch List Work, Buyer shall promptly give written notice thereof to Seller, together with the amount of the Construction Holdback Amount (as determined by Buyer's Architect) for such remaining Punch List Work and reasonable supporting calculations with respect thereto ("BUYER'S DISPUTE NOTICE"); if Seller does not actually receive Buyer's Dispute Notice on or before the date TWENTY-THREE (23) DAYS prior to the Closing Date, then Buyer and Buyer's Architect shall be deemed to have accepted and agreed to such Construction Holdback Amount, as so determined by Seller and Seller's Architect. In the event Seller does actually receive Buyer's Dispute Notice on or before the date TWENTY-THREE (23) DAYS prior to the Closing Date, however, then Seller, Seller's Architect, Buyer, and Buyer's Architect shall thereafter attempt to agree upon the Construction Holdback Amount for the Punch List Work. In the event the Construction Holdback Amount is not so agreed upon on or before the date SIXTEEN (16) DAYS prior to the Closing Date, then the Construction Holdback Amount shall be determined as follows:

            (I) if the greater of the two Construction Holdback Amounts (i.e., the amounts set forth in Seller's Punch List Notice and in Buyer's Dispute Notice) is not more than



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five percent (5%) greater than the lower, then, for the purposes hereof, the
Construction Holdback Amount shall be the average of the two amounts; or

            (II) if the greater of the two Construction Holdback Amounts (i.e., the amount set forth in Seller's Punch List Notice and in Buyer's Dispute Notice) is more than five percent (5%) greater than the lower, then, on or before the date SIXTEEN (16) DAYS prior to the Closing Date, each of the two architects shall submit to the Third Architect (as hereinafter defined) the two Construction Holdback Amounts (i.e., the amounts set forth in Seller's Punch List Notice and in Buyer's Dispute Notice), together with reasonable supporting calculations and information and a description of the Punch List Work. The Third Architect may consult such contractors and other persons as the Third Architect may elect in connection with the Construction Holdback Amounts, and, on or before the date FIVE (5) BUSINESS DAYS prior to the Closing Date, the Third Architect shall select one of the two submittals as the more reasonable and give written notice of such selection to Seller and Buyer, and the amount so selected shall be the Construction Holdback Amount. The cost of the Third Architect shall be borne and paid by the party whose submittal (i.e., the submittal of such party's architect) was not so selected.

            The Construction Holdback Amount, as such amount shall be reduced for any Punch List Work included therein which is actually completed prior to Closing, shall be deducted from the amount of the Purchase Price to be disbursed to Seller at the Closing. The Construction Holdback Amount shall be deposited in an escrow account (the "CONSTRUCTION HOLDBACK ESCROW") with Escrow Agent or another escrow agent reasonably satisfactory to Seller and Buyer to be released in accordance with the provisions hereinafter set forth. As used herein, the following terms shall have the indicated meanings: (I) "SELLER'S ARCHITECT" shall mean Studios Architecture or, in the event Seller, at its option, replaces any such architect, the replacement architect; (II) "BUYER'S ARCHITECT" shall mean an architect selected by Buyer and reasonably acceptable to Seller; and
(III) the "THIRD ARCHITECT" shall mean an architect selected by Seller's Architect, and reasonably acceptable to Buyer's Architect and Buyer, for purposes of resolving any dispute regarding the Construction Holdback Amount, as set forth in this SECTION 2(D); without limiting the foregoing, each of Seller's Architect, Buyer's Architect, and the Third Architect shall be licensed in the State of West Virginia or licensed in at least ten (10) other States, have at least ten (10) years' experience in designing buildings and improvements similar to the Improvements, and be a reputable architectural firm consisting of not less than ten (10) licensed architects.

            Seller agrees that if the Construction Holdback Amount is less than the amount of the costs and expenses of completing the Punch List Work, Seller shall be solely responsible to fund such deficiency, thereby increasing the Construction Holdback Amount to the reasonable amount of such costs and expenses.

         (B) As expeditiously and prudently as reasonably practical after the Closing Date, Seller shall promptly complete, or cause to be promptly completed, all of the Punch List Work. From time to time after the Closing Date (but in no event more frequently than monthly) amounts on deposit in the Construction Holdback Escrow shall be disbursed to Seller, or at the direction of Seller to contractors employed by Seller in connection with the construction and



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
installation of the Improvements, at such time as (i) the portion of the Punch List Work for which the respective funds have been withheld and deposited in the Construction Holdback Escrow has been completed without material deviation from the Plans and Specifications and (in the reasonable opinion of Seller's Architect and Buyer's Architect) in a good and workmanlike manner and invoiced (it being agreed that such portion of the Punch List Work shall be deemed to have been so completed upon acceptance thereof by the BPD Tenant); (ii) all costs and expenses in connection therewith have been paid by Seller (or instructed by Seller to be paid directly to the contractor from the Construction Holdback Escrow), and Seller has provided Buyer with invoices and lien waivers therefor. The amount to be disbursed shall be an amount equal to the actual costs of the Punch List Work as to which the disbursement is being made. Any amount remaining in the Construction Holdback Escrow upon final completion of all Punch List Work shall be disbursed to Seller. Any interest earned on the Construction Holdback Escrow shall be for the account of Seller and may be disbursed from time to time as earned. Amounts deposited in the Construction Holdback Escrow shall, for all purposes, be deemed to have been paid by Buyer as part of the Purchase Price on the Closing Date.

         (C) In the event any Punch List Work is not completed in substantial accordance with the BPD Lease within sixty (60) days after the Closing Date or such shorter period of time within which such Punch List Work is required to be completed under the BPD Lease (the "INITIAL PUNCH LIST PERIOD") (or, with respect to any Punch List Work that, whether by its nature or as a result of materials required or otherwise, is not of the type that would reasonably be expected to be so completed within the Initial Punch List Period, then within such longer period of time as may be reasonable for such completion, so long as Seller commences such items of Punch List Work within the Initial Punch List Period and thereafter prosecutes same with reasonable diligence), and such Punch List Work is not thereafter completed within ten (10) days after Buyer gives written notice thereof to Seller, then Buyer may so complete same and charge the reasonable third-party costs incurred by Buyer in connection therewith against the Construction Holdback Escrow.

      4. CLOSING. The closing of the purchase and sale of the Property (the "CLOSING"), shall occur on the date ten (10) business days after the Phase 1 Substantial Completion Date (as hereinafter defined) (the "CLOSING DATE"); PROVIDED, HOWEVER, that the Closing Date shall be not later than 10:00 a.m., Washington, D.C. time, on December 15, 2004 (the "FINAL CLOSING DATE"). The parties acknowledge and agree that they intend to conduct Closing via overnight courier or similar delivery method, using the Washington, D.C. office of Seller's counsel (i.e., Kilpatrick Stockton LLP, 607 14th Street, N.W., Suite 900, Washington, D.C. 20005) as the closing and escrow agent, but if so conducting Closing in such a manner is impractical, then Closing shall be held at 10:00 a.m., Eastern time, on the Closing Date at such Washington, D.C. office of Seller's counsel. If any of the conditions set forth in SECTION 21, below, shall not have been satisfied or performed or waived in writing by Buyer on or as of the Closing Date, then Seller may extend the Closing Date (and the Final Closing Date) for up to sixty (60) days by giving written notice of such extension to Buyer on or before the then-scheduled Closing Date.

      5. ACCESS AND INSPECTION; EXAMINATION BY BUYER; APPROVAL BY BUYER'S BOARD OF DIRECTORS.

         (A) Between the date of this Agreement and the Closing Date, Buyer and Buyer's agents, employees, contractors, representatives and other designees (collectively, "BUYER'S DESIGNEES") shall have the right to enter the Property for the purposes of inspecting the Property, conducting soil tests, conducting surveys, mechanical and structural engineering studies, and conducting any other investigations, examinations, tests and inspections as Buyer may reasonably require to assess the condition of the Property; PROVIDED, HOWEVER, that (I) any activities by or on behalf of Buyer, including, without limitation, the entry by Buyer or Buyer's Designees onto the Property, or the other activities of Buyer or Buyer's Designees with respect to the Property (collectively, "BUYER'S ACTIVITIES") shall not damage the Property in any manner whatsoever or disturb or interfere with the rights or possession of any tenant of the Property and shall not result in, and Buyer shall not permit, any lien or other encumbrance with respect to the Property or any portion thereof, (II) in the event the Property is altered or disturbed in any manner in connection with any Buyer's Activities, Buyer shall immediately return the Property to the condition existing prior to Buyer's Activities, and (III) Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, liabilities, damages, losses, costs and expenses of any kind or nature whatsoever (including, without limitation, attorneys' fees and expenses and court costs) suffered, incurred or sustained by Seller as a result of, by reason of, or in connection with any Buyer's Activities. Notwithstanding any provision of this Agreement to the contrary, Buyer shall not have the right to undertake any environmental studies or testing beyond the scope of a standard "Phase 1" evaluation without the prior written consent of Seller, which consent shall not be unreasonably withheld.

         (B) Buyer shall have until JANUARY 5, 2004 (the "DUE DILIGENCE DATE"), to perform such investigations, examinations, tests and inspections as Buyer shall deem necessary or desirable to determine whether the Property is suitable and satisfactory to Buyer and to request and obtain from Seller such documents and records in Seller's possession that are necessary for Buyer to satisfy any disclosure obligations that must be satisfied by Buyer pursuant to applicable law as a result of Buyer being a public company. In the event Buyer shall determine that the Property is not suitable and satisfactory to Buyer or that all such documents and records have not been obtained by Buyer, Buyer shall have the right to terminate this Agreement by: (I) giving written notice to Seller on or before the Due Diligence Date; and (II) delivering to Seller, on or before Due Diligence Date, the items required by SUBPARAGRAPH (D) of this SECTION 4 and
SECTION 15(B) of this Agreement. In the event Buyer gives Seller the notice and delivers to Seller the items required by the immediately preceding sentence, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void. If Buyer does not terminate this Agreement in accordance with this SECTION 4 on or before the Due Diligence Date, then Buyer shall have no further right to terminate this Agreement pursuant to this SECTION 4 and, subject to SECTIONS 13(B), 14(A), 14(B), 21 AND 22 of this Agreement, the Initial Earnest Money shall become nonrefundable to Buyer.

         (C) Prior to any entry by Buyer or any of Buyer's Designees onto the Property, Buyer shall: (I) if Buyer does not then have such a policy in force, procure a policy of



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commercial general liability insurance, issued by an insurer reasonably satisfactory to Seller, covering all Buyer's Activities, with a single limit of liability (per occurrence and aggregate) of not less than $1,000,000.00; and
(II) deliver to Seller a Certificate of Insurance, evidencing that such insurance is in force and effect, and evidencing that Seller has been named as an additional insured thereunder with respect to any Buyer's Activities (such Certificate of Insurance shall be delivered to Seller, at the address for notices set forth below Seller's execution of this Agreement). Such insurance shall be written on an "occurrence" basis, and shall be maintained in force until the earlier to occur of (I) the termination of this Agreement and the conclusion of all Buyer's Activities, or (II) the Closing.

         (D) Buyer acknowledges that Seller may have heretofore delivered, or may hereafter deliver, to Buyer certain documents and information in Seller's possession with regard to the Property (collectively, the "DUE DILIGENCE MATERIALS"). The Due Diligence Materials will be provided to Buyer without any representation or warranty of any kind or nature whatsoever and are merely provided to Buyer for Buyer's informational purposes. Until Closing, Buyer and Buyer's Designees shall maintain all Due Diligence Materials as confidential information. If the purchase and sale of the Property is not consummated in accordance with this Agreement, regardless of the reason or the party at fault, Buyer shall immediately re-deliver to Seller all copies of the Due Diligence Materials delivered by Seller and shall use all reasonable good faith efforts to obtain and deliver to Seller any duplicate copies of the Due Diligence Materials made by Buyer or Buyer's Designees. If Buyer terminates this Agreement pursuant to any provision of this Agreement permitting such termination by Buyer, no portion of any Earnest Money to be refunded to Buyer as a result of such termination shall be so refunded unless and until Buyer shall have substantially complied with the preceding sentence.

         (E) Seller acknowledges that Buyer has executed and delivered this Agreement prior to the approval of the transaction that is the subject hereof by Buyer's Board of Directors. Buyer anticipates that its Board of Directors will approve this Agreement and such transaction, if at all, or on or before the Due Diligence Date. If Buyer's Board of Directors does not so approve this Agreement and such transaction on or before the Due Diligence Date, Buyer may terminate this Agreement pursuant to the terms and provisions of this SECTION 4 on or before the Due Diligence Date; if Buyer does not so terminate this Agreement in accordance with this SECTION 4 on or before the Due Diligence Date, then Buyer shall have no further right to terminate this Agreement by reason of the failure of its Board of Directors to approve this Agreement and the transaction that is the subject hereof.

      6. PRORATIONS AND ADJUSTMENTS TO PURCHASE PRICE. The following prorations and adjustments shall be made between Buyer and Seller at the Closing, or thereafter if Buyer and Seller shall agree:

         (A) All city, state and county ad valorem taxes and similar impositions levied or imposed upon or assessed against the Property (collectively, herein referred to as the "TAXES"), for the year in which the Closing occurs shall be prorated as of the Closing Date. In the event that Seller has heretofore protested or appealed, or, prior to the Closing Date, protests or appeals, the Taxes for the tax billing period in which the Closing occurs, and such protest



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results in a reduction in the Taxes payable, Buyer shall reimburse Seller for its pro rata share of the reasonable and actual costs incurred by Seller in pursuing such protest or appeal. Buyer acknowledges and agrees that any "rollback" or similar Taxes imposed because of a change in use or ownership of the Property shall be the sole and exclusive responsibility of Buyer, and that Seller shall have no obligation in connection therewith.

         (B) All utility charges for the Property (including, without limitation, telephone, water, storm and sanitary sewer, electricity, gas, garbage and waste removal) shall be prorated as of the Closing Date, transfer fees required with respect to any such utility shall be paid by or charged to Buyer, and Seller shall be credited with any deposits transferred to the account of Buyer; PROVIDED, HOWEVER, that at either party's election any one or more of such utility accounts shall be closed as of the Closing Date, in which event Seller shall be liable and responsible for all charges for service through the Closing Date and shall be entitled to all deposits theretofore made by Seller with respect to such utility, and Buyer shall be responsible for reopening and reinstituting such service in Buyer's name, and shall be responsible for any fees, charges and deposits required in connection with such new account.

         (C) All rents (including base rent, percentage rent and all other rentals), payments for taxes, payments for insurance, payments for common area maintenance charges, payments for operating expenses and other payments on account of financial obligations of the BPD Tenant under the BPD Lease (herein called the "TENANT FINANCIAL OBLIGATIONS") which have actually been paid as of the Closing Date shall be prorated as of the Closing Date. In the event that, at the time of the Closing, there are any past due or delinquent Tenant Financial Obligations, Buyer shall be charged and Seller shall be credited therefor at Closing (not to exceed one month's past due or delinquent Tenant Financial Obligations), and, after Closing, Buyer shall undertake such efforts as it may elect to collect such past due or delinquent Tenant Financial Obligations from the BPD Tenant, up to the amount thereof so charged to Buyer and credited to Seller; Seller shall be entitled to exercise all rights or remedies available at law or in equity to collect any such past due or delinquent Tenant Financial Obligations in excess of such amount so charged and credited at Closing, and Seller shall retain such rights and remedies, notwithstanding the assignment of the BPD Lease to Buyer at Closing. In the event that any Tenant Financial Obligations paid by the BPD Tenant under the BPD Lease shall be based upon estimates of actual amounts due and are subject to subsequent adjustment with the BPD Tenant, Seller and Buyer shall make between themselves any equitable adjustment required by reason of any such subsequent adjustment with the BPD Tenant at the time of such subsequent adjustment. In the event that any Tenant Financial Obligations payable by the BPD Tenant under the BPD Lease shall be payable after the Closing for periods prior to the Closing, Seller and Buyer shall make between themselves any equitable adjustment required by reason of such payments at the time of actual payment. Further, in the event that, subsequent to the Closing, Seller receives any payments of Tenant Financial Obligations due under the BPD Lease for periods of time after the Closing, Seller shall properly endorse such payments to Buyer, and shall promptly forward such payments to Buyer.

         (D) Notwithstanding the foregoing, the following shall be paid by
Buyer: (I) any construction of alterations, improvements, or additions or the provision of any tenant



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improvement allowances, free, reduced or abated rent, and any other concessions
(such commissions, construction, allowances, free, reduced, or abated rent, and other concessions are herein collectively referred to as the "CONCESSIONS") for any renewals or extensions of the term of the BPD Lease; (II) any Concessions for any expansion of the "premises" under the BPD Lease (including, without limitation, any Concessions payable in connection with any exercise by the BPD Tenant of its option for the Phase 2 Expansion Building, as set forth in the BPD Lease); and (III) any Concessions payable with respect to periods of time after the Closing.

         (F) All amounts payable under any of the Service Agreements shall be prorated as of the applicable Closing Date.

         (G) Any other items which are customarily prorated in connection with the purchase and sale of properties similar to the Property shall be prorated as of the applicable Closing Date.

In the event that the amount of any item to be prorated is not determinable at the time of the Closing, such proration shall be made on the basis of the best available information, and the parties shall re-prorate such item promptly upon receipt of the bills therefor and shall make between themselves any equitable adjustment required by reason of any difference between the estimated amount used as a basis for the proration at Closing and the actual amount subject to proration. In the event any prorated item is due and payable at the time of Closing, the same shall be paid at Closing. If any prorated item is not paid at Closing, Seller shall deliver to Buyer the bills therefor promptly upon receipt thereof and Buyer shall be responsible for the payment in full thereof within the time fixed for payment thereof and before the same shall become delinquent. In making the prorations required by this SECTION 6, the economic burdens and benefits of ownership of the Land and the Improvements for the Closing Date shall be allocated to Buyer.

      7. TITLE.

         (A) For the purposes of this Agreement, "GOOD AND MARKETABLE FEE SIMPLE TITLE" shall mean such title as is insurable by Escrow Agent, in its capacity as a title insurance company, or by another title insurance company licensed to do business in West Virginia, under its standard form of ALTA owner's policy of title insurance, 1992 Form B, at its standard rates, subject only to the following (collectively, the "PERMITTED EXCEPTIONS"): (I) the standard or printed exclusions in the form of owner's policy of title insurance referenced above; (II) such matters as would be disclosed by a current and accurate survey and inspection of the Property; (III) the lien for Taxes not due and payable on or before the Closing Date; (IV) zoning ordinances affecting the Property; (V) all easements, covenants, restrictions, reservations, rights-of-way and other similar matters of record as of the date of Seller's execution of this Agreement (including, without limitation, that certain Parking Easement and Declaration of Covenants dated September 12, 2003, and recorded in Deed Book 1057, Page 859, real estate records of Wood County, West Virginia (the "PARKING EASEMENT AGREEMENT")); (VI) the state of compliance or non-compliance of the Property, as of the date of Seller's execution of this Agreement, with any laws, codes, ordinances, rules, regulations or private restrictive covenants applicable to or affecting the



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
Property; (VII) the BPD Lease and the rights of the BPD Tenant thereunder;
(VIII) any land use covenant or other restriction that may be required under the VRA (as hereinafter defined); (IX) that certain Memorandum of Understanding dated June 26, 2002 by and between the Urban Renewal Authority of the City of Parkersburg (the "URA") and the United States of America with respect to the construction of a municipal parking facility and any easements, agreements, or instruments entered into in connection therewith (the "MOU"); (X) the Phase 2 Purchase Agreement and Ground Lease, as such terms are hereinafter defined; and
(XI) all matters set forth in EXHIBIT "D" hereto; and (XII) all matters, if any, waived by Buyer pursuant to this SECTION 7.

         (B) Buyer shall have until DECEMBER 31, 2003 in which to examine title to the Property and in which to give Seller written notice of any objections (including survey matters) which render Seller's title less than good and marketable fee simple title. Buyer may reexamine title to the Property up to and including the Closing Date and give Seller written notice of any additional objections appearing of record, together with any additional survey matters appearing, subsequent to the date of Buyer's initial examination, but Buyer's failure to specify in its initial notice of title objections any objection appearing of record, or any survey matter existing, as of the date of such initial notice shall be deemed to be, and shall constitute, a waiver of any such objection (including such survey matters), and such objection (including such survey matters) shall thereafter constitute a Permitted Exception under this Agreement; and, if Buyer shall fail so to examine title to the Property (including obtaining a survey) or to give Seller such initial notice of title and survey objections, Buyer shall be deemed to have waived all objections appearing of record or, with respect to survey matters, existing, as of THE DUE DILIGENCE DATE, and all such objections shall thereafter constitute Permitted Exceptions under this Agreement.

         (C) Seller shall have until THAT DATE ONE (1) DAY PRIOR TO THE DUE DILIGENCE DATE (I.E., JANUARY 4, 2004) in which to review Buyer's initial notice of title objections and, if Seller elects, in which to give Buyer written notice of any valid objections specified therein which Seller does not intend to attempt to satisfy. If Seller gives Buyer such written notice with respect to any objection specified in Buyer's initial notice of title objections, and if Buyer thereafter does not elect to terminate this Agreement pursuant to SECTION 4 hereof, Buyer shall be deemed to have waived any objection specified in Buyer's initial notice of title objections as to which Seller has given Buyer such notice, and any such objection shall thereafter constitute a Permitted Exception under this Agreement.

         (D) Seller shall have until the date THREE (3) MONTHS prior to the Final Closing Date to satisfy all valid objections other than those waived by Buyer pursuant to SUBPARAGRAPHS (B) AND (C) of this SECTION 7, and, if Seller fails to so satisfy any such valid objections which have a material adverse affect on the BPD Tenant's use and occupancy of the Property and would constitute a breach under the BPD Lease, then, at the option of Buyer, and as its sole and exclusive alternatives and remedies, Buyer may either: (I) terminate this Agreement in which event all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void; or (II) waive such satisfaction and performance and elect to consummate the purchase and sale of the Property, in which event all unsatisfied objections shall constitute Permitted Exceptions under this Agreement. The remedies of Buyer as set forth in clauses (I) and (II) of this SUBPARAGRAPH (D) shall be Buyer's sole and exclusive remedies in the event Seller fails to satisfy any valid objections, notwithstanding anything to the contrary contained herein.

      8. SURVEY. In the event Seller has not done so prior to the Effective Date, Seller shall cause a surveyor properly licensed under the laws of the State of West Virginia to prepare a survey of the Property (the "SURVEY") and to deliver same to Buyer. The Survey shall be certified to both Buyer and Seller. At Buyer's option, the Survey will be utilized as the basis for the preparation of a legal description of the Property to be included in the quitclaim deed to be delivered by Seller to Buyer at the Closing. Not later than ninety (90) days prior to the Final Closing Date, Seller shall cause the surveyor to update and re-certify the Survey and to deliver same to Buyer.

      9. PROCEEDINGS AT CLOSING. On the Closing Date, the Closing shall take place as follows:

         (A) Seller shall deliver to Buyer the following documents and instruments, duly executed by or on behalf of Seller:

            (I) a limited or special warranty deed, in recordable form, conveying the Property, subject to the Permitted Exceptions;

            (II) an Assignment of Tenant Leases, whereby Seller transfers and assigns to Buyer all of Seller's right, title and interest as "landlord" or "lessor" in, to and under the BPD Lease and Buyer assumes and agrees to perform the duties and obligations of the "landlord" or "lessor" under the BPD Lease arising from and after the Closing Date;

            (III) a letter notifying the BPD Tenant under the BPD Lease of the sale of the Property, and the assignment of the BPD Lease, to Buyer;

            (IV) an Assignment of all of Seller's right, title and interest in, to and under the following (collectively, the "ASSIGNED CONTRACTS"): (i) any Service Agreements; (ii) all contracts, warranties and guaranties relating to the construction of the Improvements; (iii) the contracts or agreements with (a) Seller's construction manager, but only with respect to rights and remedies of enforcement with respect to the construction and installation of the Improvements, and (b) Seller's Architect and Seller's general contractor relating to the Improvements; each assignment of any contract to be assumed by Buyer shall provide that (A) Seller shall assume and be, and shall remain, responsible for all obligations of the owner of the Property required to be performed thereunder prior to the Closing Date not theretofore performed, (B) Buyer shall assume and be responsible for all other obligations of the owner of the Property, and (C) each of Buyer and Seller shall indemnify, defend and forever hold the other harmless from, against and in respect of any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys' fees and disbursements) suffered, incurred or sustained by the indemnified party as a result of or by reason of the nonperformance or nonsatisfaction of any obligation that has been assumed by and is the responsibility of the indemnifying party in accordance with clauses (A) or (B) of this sentence; and (iv) the Parking

Easement Agreement, subject to the rights of Seller with respect thereto to be set forth in the Ground Lease (as hereinafter defined);

            (V) a Certificate and Affidavit of Non-Foreign Status;

            (VI) a completed 1099-S request for taxpayer identification number and certification, and acknowledgment;

            (VII) if requested by Buyer, a quitclaim deed conveying all of Seller's right, title and interest in and to the Land in accordance with the legal description prepared from the Survey;

            (VIII) if not previously executed, a Purchase and Sale Agreement (Phase 2) (the "PHASE 2 PURCHASE AGREEMENT") with respect to the improvements to be constructed as "Phase 2" under the BPD Lease in the event the BPD Tenant exercises its "Phase 2" expansion option under the BPD Lease, which Purchase Agreement shall be substantially in the form of, and on the terms and conditions set forth in, this Agreement, except that the purchase price thereunder will be equal to the net operating income with respect to such "Phase 2" improvements during the first full twelve (12) months after commencement of the payment of annual rent for such "Phase 2" improvements divided by a capitalization rate equal to 8.75%. As used herein, "net operating income" means the annual rent payable with respect to such "Phase 2" improvements (as set forth in page 7 of the Rider to the BPD Lease) less the amounts described in lines 27 and 33 of the "Phase 2" Form 1217 with respect to the BPD Lease (i.e., Lessor's Annual Cost Statement). By way of illustration only, if such annual rent were in the amount of $1,202,205.95 and the amounts so described in said lines 27 and 33 were $87,433.00 and $189,611.00, respectively, then the purchase price under the Phase 2 Purchase Agreement would be $10,573,279.00. The Phase 2 Purchase Agreement shall also provide, among other things, that it shall be conditioned on the BPD Tenant exercising such expansion option on or before the final date on which such option may be exercised under the BPD Lease, as the same may be hereafter modified or amended;

            (IX) a Ground Lease (the "GROUND LEASE") whereunder Buyer, as landlord, will lease to Seller, as tenant, those portions of the Land and related Improvements reasonably necessary for Seller to construct the "Phase 2" Improvements in the event the BPD Tenant exercises its "Phase 2" expansion option under the BPD Lease, which Ground Lease shall, among other things, provide for a nominal rent (e.g., $100 annually) to be paid by Seller, as tenant thereunder, shall provide for construction easements and similar rights as may be reasonably necessary for Seller to construct the "Phase 2" Improvements, and shall be conditioned on the BPD Tenant exercising such expansion option on or before the final date on which such option may be exercised under the BPD Lease, as the same may be hereafter modified or amended; and

            (X) an Agreement Regarding Development (Phase 3) (the "PHASE 3 AGREEMENT") with respect to the improvements to be constructed as "Phase 3" under the BPD Lease in the event the BPD Tenant exercises its "Phase 3" expansion option under the

BPD Lease, which agreement shall provide, among other things, that, in such event, Buyer shall negotiate in good faith with Seller as a fee developer to develop the Phase 3 improvements on the following terms and conditions, among other terms and conditions: (I) a fee structure as follows: (A) Buyer's payment to Seller of a development management fee equal to three percent (3%) of total Phase 3 project costs, a construction management fee equal to one percent (1%) of such total costs, and a general and administrative cost reimbursement of $10,000 for each calendar month (prorated for partial months) during the Phase 3 project; and (B) Buyer's payment to The Albermarle Group, LLC of a leasing fee equal to three percent (3%) of the aggregate rental payable under the BPD Lease with respect to the Phase 3 improvements; (II) a developer incentive arrangement whereby Seller and Buyer will equally share, on a 50% / 50% basis, any "profit" from the development of the Phase 3 improvements, with such "profit" meaning the difference between the fair market value of the completed Phase 3 improvements at the time of completion of the Phase 3 improvements (which fair market value, if not then agreed upon by Seller and Buyer, shall be determined by appraisal pursuant to terms and provisions to be set forth in the Phase 3 Agreement) and the total Phase 3 project costs.

The form of each of the foregoing closing documents shall be agreed upon by Seller and Buyer, in writing, prior to the Due Diligence Date; in the event Seller and Buyer have not so agreed, in writing, on the form of such closing documents on or before the Due Diligence Date, the then most recent forms of such documents given to Seller by Buyer or Buyer's counsel at least three (3) business days prior to the Due Diligence Date shall be deemed approved and agreed upon by Seller.

            (B) Seller shall also deliver to Buyer, if the same has not been theretofore delivered by Seller to Buyer, (A) evidence in form and substance reasonably satisfactory to Buyer's title insurer that Seller has the power and authority to execute and enter into this Agreement and to consummate the purchase and sale of the Property, and that any and all actions required to authorize and approve the execution of and entry into this Agreement by Seller, the performance by Seller of all of Seller's duties and obligations under this Agreement, and the execution and delivery by Seller of all documents and other items to be executed and delivered to Buyer at the Closing, have been accomplished, and (B) if and to the extent in Seller's possession, the executed originals of the BPD Lease and any Service Agreements.

            (C) Seller shall deliver to Buyer's title insurer a title affidavit regarding the Property in form and substance reasonably acceptable to Seller and Buyer's title insurer.

            (D) Buyer shall deliver to Seller the Assignment described in clause
(a)(iv) of this Section, the Phase 2 Purchase Agreement, the Ground Lease, and the Phase 3 Agreement, each duly executed by or on behalf of Buyer:

            (E) Buyer shall pay the Purchase Price to Seller in accordance with the provisions of this Agreement.

      10. COSTS OF CLOSING. Seller will bear its specific costs associated with the transaction, including the Survey, its own legal costs, transfer taxes payable in connection with the deed to be executed and delivered by Seller at Closing, one-half of any escrow fee payable to Escrow Agent in connection with the transaction that is the subject of this Agreement, and recording costs on corrective title instruments obtained by Seller and releases of the Deed of Trust executed by Seller in favor of Seller's Construction Lender (as hereinafter defined). Buyer will bear its specific costs associated with the transaction, including due diligence, its own legal costs, one-half of any escrow fee payable to Escrow Agent, as described above, transfer, intangibles, and similar taxes payable in connection with Buyer's mortgages and notes, recording and filing costs on Buyer's mortgages and financing statements and on the deed to be executed and delivered by Seller at Closing, premiums, examination fees, and other costs of any owner or mortgagee title commitments or policies, any other costs or expenses incurred or payable in connection with any loan or financing obtained by Buyer, and any costs of updating the Survey. Buyer and Seller shall share equally the fees of any escrow closing. All other related closing costs shall be borne by the respective parties in a manner customary to local real estate transfers.

      11. DISCLAIMER OF WARRANTIES. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 25, BELOW, SELLER DOES NOT, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, AND SELLER SHALL NOT, BY THE EXECUTION AND DELIVERY OF ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION WITH CLOSING, MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER, WITH RESPECT TO THE PROPERTY, AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES, AND SHALL MAKE, NO EXPRESS OR IMPLIED WARRANTY AS TO MATTERS OF TITLE (OTHER THAN SELLER'S LIMITED OR SPECIAL WARRANTY OF TITLE SET FORTH IN THE LIMITED OR SPECIAL WARRANTY DEED TO BE DELIVERED AT CLOSING), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION (INCLUDING, WITHOUT LIMITATION, (I) LAWS, RULES, REGULATIONS, ORDERS AND REQUIREMENTS PERTAINING TO THE USE, HANDLING, GENERATION, TREATMENT, STORAGE OR DISPOSAL OF ANY TOXIC OR HAZARDOUS WASTE OR TOXIC, HAZARDOUS OR REGULATED SUBSTANCE, AND (II) THE DISCLOSED ENVIRONMENTAL CONTAMINATION (AS HEREINAFTER DEFINED)), VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PROPERTY, (COLLECTIVELY, THE "DISCLAIMED MATTERS").

      BUYER AGREES THAT, WITH RESPECT TO THE PROPERTY, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER. BUYER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITION THEREOF) AND RELY UPON SAME AND, UPON CLOSING, SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, THE DISCLAIMED MATTERS, MAY NOT HAVE BEEN REVEALED BY BUYER'S INSPECTIONS AND INVESTIGATIONS. SUCH INSPECTIONS AND INVESTIGATIONS OF BUYER SHALL

BE DEEMED TO INCLUDE AN ENVIRONMENTAL AUDIT OF THE PROPERTY, AN INSPECTION OF THE PHYSICAL COMPONENTS AND GENERAL CONDITION OF ALL PORTIONS OF THE PROPERTY, SUCH STATE OF FACTS AS AN ACCURATE SURVEY AND INSPECTION OF THE PROPERTY WOULD SHOW, PRESENT AND FUTURE ZONING AND LAND USE ORDINANCES, RESOLUTIONS AND REGULATIONS OF THE CITY, COUNTY AND STATE WHERE THE PROPERTY IS LOCATED AND THE VALUE AND MARKETABILITY OF THE PROPERTY. SELLER SHALL SELL AND CONVEY TO BUYER, AND BUYER SHALL ACCEPT, THE PROPERTY "AS IS", "WHERE IS", AND WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER.

      WITHOUT IN ANY WAY LIMITING ANY PROVISION OF THIS PARAGRAPH 11, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT IT HEREBY WAIVES, RELEASES AND DISCHARGES ANY CLAIM IT HAS, MIGHT HAVE HAD OR MAY HAVE AGAINST SELLER WITH RESPECT TO (I) THE DISCLAIMED MATTERS, (II) THE CONDITION OF THE PROPERTY, EITHER PATENT OR LATENT, (III) THE PAST, PRESENT OR FUTURE CONDITION OR COMPLIANCE OF THE PROPERTY WITH REGARD TO ANY ENVIRONMENTAL PROTECTION, POLLUTION CONTROL OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, CERCLA, AND (IV) ANY OTHER STATE OF FACTS THAT EXISTS WITH RESPECT TO THE PROPERTY. THE TERMS AND CONDITIONS OF THIS PARAGRAPH 11 SHALL EXPRESSLY SURVIVE THE CONSUMMATION OF THE PURCHASE AND SALE OF THE PROPERTY ON THE CLOSING DATE, THE DELIVERY OF THE DEED AND THE PAYMENT OF THE PHASE 1 PURCHASE PRICE, AND THE PHASE 2 CLOSING AND THE PAYMENT OF THE PHASE 2 PURCHASE PRICE, WITHOUT REGARD TO ANY LIMITATIONS UPON SURVIVAL SET FORTH IN THIS AGREEMENT.

      12. POSSESSION AT CLOSING. Seller shall surrender possession of the Land and the Improvements to Buyer on the Closing Date, subject to the Permitted Exceptions.

      13. REMEDIES.

            (A) If the purchase and sale of the Property contemplated hereby is not consummated in accordance with the terms and provisions of this Agreement due to circumstances or conditions which constitute a default by Buyer under this Agreement, the Earnest Money shall be delivered to and retained by Seller as Seller's full liquidated damages for such default. The parties acknowledge that Seller's actual damages in the event of a default by Buyer will be difficult to ascertain, that such liquidated damages represent the parties' best estimate of such damages, and that Seller and Buyer believe such liquidated damages are a reasonable estimate of such damages. The parties expressly acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages, in the event of a default. Such liquidated damages shall be the sole and exclusive remedy of Seller by reason of a default by Buyer, and Seller hereby waives and releases any right to sue Buyer for specific performance of this Agreement or to prove that Seller's actual damages exceed the amount which is herein provided to Seller as full liquidated damages; PROVIDED, HOWEVER, that the foregoing liquidated damages shall not apply to any duty, obligation, liability or responsibility which Buyer may have under the indemnification provisions of this Agreement (including, without limitation, the indemnification provisions set forth in SECTIONS 4 AND 16 of this Agreement), as to which Seller shall have all rights and remedies provided for or allowed by law or in equity. Notwithstanding the foregoing, this SECTION 13(A) shall not be deemed to limit or waive in any manner whatsoever any rights or remedies of any party of any Tri-Party Agreement (as hereinafter defined) that may be hereafter executed as contemplated in SECTION 19, below, in the event of any breach or default by Buyer thereunder, which rights and remedies may include, without limitation, the enforcement of rights or remedies related to any security interest or other interest in or to any Lender's Collateral (as hereinafter defined) in accordance with the terms and provisions of such Tri-Party Agreement.

            (B) In the event that Seller defaults in its obligations under this Agreement, Buyer shall have the right: (I) to terminate this Agreement, in which event all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void; (II) if, and only if, Seller's default is a refusal by Seller to convey any portion of the Property to Buyer as required by this Agreement, then Buyer shall have the right to sue Seller for specific performance of this Agreement, or (III) to sue Seller to collect actual monetary damages; PROVIDED, HOWEVER, that in the event that Buyer elects to seek to recover damages from Seller on account of any default by Seller under this Agreement, Seller's liability to Buyer for all damages, of any nature whatsoever, shall not exceed the Buyer's actual out-of-pocket costs and expenses incurred by Buyer in connection with its proposed acquisition of the Property, and Buyer shall not claim, sue for or accept an award for more than the maximum amount of damages hereinabove set forth on account of or in connection with this Agreement or any default by Seller under this Agreement. In no event shall Buyer have the right to recover from Seller any special or consequential damages. The inability of Seller to convey good and marketable fee simple title to the Property on the Closing Date shall not constitute a default by Seller under this Agreement unless such inability is caused by a defect in Seller's title to the Property which is not a Permitted Exception under this Agreement, which arises subsequent to the date of Seller's execution of this Agreement, and which arises solely by reason of an affirmative act of Seller. Seller shall have no other liability to Buyer under this Agreement; PROVIDED, HOWEVER, that this sentence shall not affect any right of Buyer to terminate this Agreement on account of such inability, as set forth in SECTION 7, above.

      14. CASUALTY AND CONDEMNATION.

            (A) Casualty. If, prior to the Closing Date, the Improvements are damaged by any casualty and, as a result of such damage, the BPD Tenant has the right to terminate, and does terminate, the BPD Lease, then either Seller or Buyer shall have the right, by giving notice to the other party within thirty
(30) days after receipt of notice of such termination of the BPD Lease, to terminate this Agreement, in which event this Agreement shall terminate. If, prior to the Closing Date, the Improvements are damaged by any casualty and neither party has the right to terminate this Agreement as provided in the preceding sentence, or if Seller and Buyer have the right to terminate this Agreement pursuant to said sentence but neither party exercises such right, then this Agreement shall remain in full force and effect and, if the purchase and sale of the Property contemplated by this Agreement is thereafter actually consummated: (A) the Purchase Price shall be reduced by the total of any insurance proceeds actually received by Seller on or before the Closing Date with respect to such casualty and not expended by Seller prior to the Closing for the repair or restoration of the Property; and (B) at the Closing, Seller shall assign to Buyer all rights of Seller in and to any insurance proceeds payable thereafter by reason of such casualty. Seller shall give notice to Buyer immediately after the occurrence of any damage to the Improvements by any casualty prior to the Closing Date.

            (B) Condemnation. If, prior to the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of all or any part of the Land or the Improvements, and, as a result thereof, the BPD Tenant has the right to terminate, and does terminate, the BPD Lease, then either Seller or Buyer shall have the right, by giving notice to the other party within thirty (30) days after receipt of notice of such termination of the BPD Lease, to terminate this Agreement, in which event this Agreement shall terminate. If, prior to the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of all or any part of the Land or the Improvements and neither party has the right to terminate this Agreement as provided in the preceding sentence, or if Seller and Buyer have the right to terminate this Agreement pursuant to said sentence but neither party exercises such right, then this Agreement shall remain in full force and effect and, if the purchase and sale of the Land and the Improvements contemplated by this Agreement is thereafter actually consummated: (i) the Purchase Price shall be reduced by the total of any awards or other proceeds actually received by Seller on or before the Closing Date with respect to any taking and not expended by Seller prior to Closing for the repair or restoration of the Property; and (ii) at Closing, Seller shall assign to Buyer all rights of Seller in and to any awards or other proceeds payable thereafter by reason of such taking. Seller shall give notice to Buyer immediately after Seller's receipt of notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Land and the Improvements prior to the Closing Date.

Nothing contained in this SECTION 14 shall be deemed to modify or otherwise affect SECTION 21, below (including, without limitation, the condition set forth in subparagraph (b) thereof).

      15. OWNERSHIP OF INFORMATION; CONFIDENTIALITY OBLIGATION.

            (A) Any studies, data, reports, analyses, investigations, examinations, tests, inspections or writings of or with respect to the Property produced or obtained on behalf of or at the instance of Buyer shall be deemed the sole, confidential property of Seller as owner of the Property prior to the Closing Date, but shall become the sole, confidential property of Buyer from and after the Closing Date.

            (B) If the purchase and sale of the Property is not consummated in accordance with this Agreement, regardless of the reason or the party at fault, Buyer shall immediately, at Buyer's cost and expense and at no cost or expense to Seller: (I) deliver to Seller a list setting forth the names of all persons or entities who conducted investigations, examinations, tests or inspections of or with respect to the Property on behalf of or at the instance of Buyer; (II) deliver to Seller all reports, studies, surveys, site plans and other written or graphic material of any kind or nature whatsoever generated, collected, prepared or compiled in connection with such investigations, examinations, tests or inspections to the extent delivered to Buyer, and Buyer shall use all reasonable good faith efforts to obtain and deliver to Seller any such materials not theretofore delivered to Buyer; and (III) deliver an instrument in form and substance reasonably satisfactory to Seller transferring and assigning to Seller all of Buyer's rights, title and interest in or to the materials described in CLAUSE (II), above. If Buyer terminates this Agreement pursuant to any provision of this Agreement permitting such termination by Buyer, no portion of any Earnest Money to be refunded to Buyer as a result of such termination shall be so refunded unless and until Buyer shall have substantially complied with the terms and provisions of this SUBPARAGRAPH (B).

            (C) No information or contents of any environmental reports, nor the results of any investigation of the Property, including, but not limited to, the contents of the report issued in connection therewith, shall be disclosed by Buyer or its agents, consultants or employees to any third party without Seller's prior written approval, unless and until Buyer is legally compelled to make such disclosure under applicable laws or until Buyer consummates its purchase of the Property pursuant to this Agreement. Notwithstanding the foregoing, Buyer may disclose such matters to Buyer's consultants and Buyer's directors, officers, employees, legal counsel and lenders or prospective lenders (collectively, the "RELATED PARTIES", the specific identities of which shall be supplied to Seller prior to any permitted disclosure to such party by Buyer) who, in Buyer's reasonable opinion, must know such information for the purpose of evaluating the same for Buyer as a potential purchaser of the Property. Buyer shall take all necessary actions to ensure that any Related Parties to whom such documents, items or information are furnished not make the same available or disclose the contents thereof to any person. If this Agreement is terminated for any reason, Buyer shall immediately use all reasonable good faith efforts to obtain and deliver to Seller any and all documents, plans and other items furnished to Buyer or any Related Parties pursuant to this SUBPARAGRAPH (C) without retaining copies thereof. The provisions of this SUBPARAGRAPH (C) shall survive the consummation of the purchase and sale of the Property on the Closing Date hereunder or any termination or cancellation of this Agreement.

            (D) All studies, data, reports, analyses, writings and communications, including, without limitation, any environmental reports, shall be generated by any consultant for the use of Buyer's and Seller's attorneys and, to the fullest extent permitted by law, shall be the work product of both Buyer's and Seller's respective attorneys and shall constitute confidential attorney/client communications, and each party shall use its best efforts to ensure that such confidence and privilege is maintained.

      16. BROKERS AND COMMISSION.

            (A) All negotiations relative to this Agreement and the purchase and sale of the Property as contemplated by and provided for in this Agreement have been conducted by and between Seller and Buyer without the intervention of any person or other party as agent or broker, with the exception of CB Richard Ellis ("BROKER"). Seller, Buyer and Broker warrant and represent to each other that, other than with regard to Broker, Seller and Buyer have not entered into any agreement or arrangement and have not received services from any broker or broker's employees or independent contractors which would give rise to any claim of lien or lien against the Property pursuant to applicable law, and there are and will be no broker's commissions or fees payable in connection with this Agreement or the purchase and sale of the Property by reason of their respective dealings, negotiations or communications except the commission payable to Broker by Seller in accordance with the terms and provisions of SUBPARAGRAPH (B), below (provided, however, that Seller has engaged the Albermarle Group, LLC with respect to the leasing of the Property, and Seller will pay the Albermarle Group, LLC a commission with respect thereto). If the purchase and sale of the Property is consummated in accordance with this Agreement, payment of the commission specified in SUBPARAGRAPH (B), below, shall constitute full and complete payment and satisfaction of any and all commissions, fees, charges and claims of Broker and Broker's agents, employees, representatives and affiliates arising from, in connection with or with respect to this Agreement and the purchase and sale of the Property. Broker agrees that, notwithstanding anything to the contrary contained in this Agreement, if the purchase and sale of the Property is not consummated in accordance with this Agreement, regardless of the reason or the party at fault, and regardless of whether such failure results from the misconduct, bad faith act or breach or default of a party under this Agreement, no commission, fee or other charge shall have been earned by or be payable to Broker, and neither Seller nor Buyer shall be obligated or liable to Broker for any commission, fee or other charge of any kind in regard to this Agreement or the purchase and sale of the Property. Broker acknowledges that it is a party to this Agreement for the sole purpose of setting forth its covenants as contained in this Section. Broker agrees that it has no other rights with respect to the payment of a commission or fee in connection with this Agreement or the purchase and sale of the Property except as specifically set forth in this Section. Seller, Buyer and Broker shall and do each hereby indemnify, defend and hold harmless each of the others from and against the claims, demands, actions and judgments of any and all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications in connection with this Agreement or the purchase and sale of the Property.

            (B) Broker has acted as agent for Buyer in this transaction and is to be paid a commission in the amount of one percent (1%) of the Purchase Price at Closing by Seller, with one-half of such commission payable to Broker's Pittsburgh, Pennsylvania office and the remaining one-half of such commission payable to Broker's Kansas City, Missouri office. Broker agrees to provide at the Closing a sworn affidavit with respect to the payment of the compensation due Broker in connection with the transactions contemplated by this Agreement and waiving and releasing any and all lien rights under applicable law with respect to the entire Property and running in favor of Buyer, Seller and Buyer's title insurer.

            17. BPD LEASE; IMPROVEMENTS. Buyer hereby acknowledges and agrees that the plans and specifications and drawings described on EXHIBIT "E" attached hereto and incorporated herein (collectively, the "PLANS AND SPECIFICATIONS") are acceptable to Buyer. The Plans and Specifications may be modified or revised by Seller or the BPD Tenant, or both, (i) in the event the BPD Tenant is entitled to make or require such modifications or revisions pursuant to the BPD Lease or otherwise in connection with any change to the Improvements that the BPD

Tenant is entitled to make or require pursuant to the BPD Lease, (ii) to make changes to the Improvements that are necessary, in the reasonable judgment of Seller, Seller's Architect, or the BPD Tenant to comply with applicable law, and
(iii) to make changes to the Improvements or otherwise modify or revise the Plans and Specifications that are not material changes or material modifications or revisions. The modifications or revisions to the Plans and Specifications or changes to the Improvements described in the preceding sentence are herein referred to as "PERMITTED MODIFICATIONS AND CHANGES". For purposes hereof, changes to the Improvements or modifications or revisions to the Plans and Specifications shall be deemed to be "material changes" or "material modifications or revisions" only if such change, modification, or revision (i) decreases or increases the rentable square footage of the Improvements by more than five percent (5%) less than or more than 80,657 rentable square feet and
(ii) requires the consent of the BPD Tenant and the "lessor" or "landlord" under the BPD Lease. In connection with any changes to the Improvements or modifications or revisions to the Plans and Specifications submitted to Buyer for its consent, such consent shall not be unreasonably withheld, conditioned, or delayed, and Buyer shall act reasonably and in good faith in connection therewith; Buyer shall be deemed to have consented to any such changes or modifications or revisions submitted to Buyer unless Buyer gives Seller written notice of Buyer's reasonable objections thereto, which objections shall be specified in reasonable detail in such written notice, such that Seller actually receives such written notice within ten (10) business days after Buyer's receipt or deemed receipt of such proposed changes or modifications or revisions. In the event Buyer does not terminate this Agreement pursuant to SECTION 4 hereof on or before the Due Diligence Date, then changes to the Improvements and modifications or revisions to the Plans and Specifications submitted to Buyer prior to the Due Diligence Date shall be deemed consented to by Buyer and shall be deemed to be an additional Permitted Modification and Change.

      18. DISCLOSED ENVIRONMENTAL CONTAMINATION. Buyer acknowledges that Seller has disclosed to Buyer that the Property may be contaminated by certain hazardous substances, as referenced or described in that certain Voluntary Remediation Agreement for Investigation and Remediation Activities dated as of November 8, 2002, as amended by that certain Modification No. 1 dated as of January 7, 2003 (the "VRA") and Work Plan attached hereto as EXHIBIT "F" and as identified in those certain site assessment reports prepared under and referenced in the VRA.

      19. SELLER'S CONDITIONS TO CLOSING; SELLER'S CONSTRUCTION LOAN. Buyer acknowledges that certain rights, benefits, and privileges, and the scope and extent of certain obligations, of Seller under the construction loan obtained by Seller ("SELLER'S CONSTRUCTION LOAN") from Bank One, N.A. ("SELLER'S CONSTRUCTION LENDER") in connection with the acquisition of the Land and the construction of the Improvements are contingent upon the commencement of the "Covered Period" thereunder. The relevant loan documents provide that such "Covered Period" will occur upon (i) Seller, as borrower, and a "Take-Out Lender" entering into a "Permanent Loan Commitment" and a "Tri-Party Agreement" (the "TRI-PARTY AGREEMENT"), or (ii) Seller, as borrower, and a "Forward Purchaser" entering into a "Purchase Agreement" and such a Tri-Party Agreement.

      Seller's obligation to consummate the purchase and sale of the Property on the Closing Date shall be subject to Seller's Construction Lender confirming to Buyer, in writing, that the Covered Period has commenced, such that Buyer actually receives such written confirmation on or before FEBRUARY 7, 2004 (the "COVERED PERIOD SATISFACTION DEADLINE").

      In preliminary discussions with Seller's Construction Lender, Seller and Borrower anticipate that satisfying and performing such condition may include the following: (i) Buyer obtaining a permanent loan commitment from an institutional lender with a Standard & Poor's investment grade of "A" or higher and otherwise satisfactory to each of Seller and Seller's Construction Lender, in each such entity's sole and absolute discretion, with a loan closing date not later than the Final Closing Date and with the only condition to the closing of such loan remaining to be satisfied, as of the Covered Period Satisfaction Deadline, being the BPD Tenant accepting the Improvements pursuant to Sections
3.23 through 3.25 of the Solicitation of Offers attached to and made a part of the BPD Lease and any other applicable provisions of the BPD Lease, thereby acknowledging its obligation to commence the payment of rent under the BPD Lease (the parties currently anticipate that such permanent loan commitment will be in the approximate amount of $15,000,000.00); (ii) Buyer obtaining an irrevocable letter of credit in favor of Seller's Construction Lender, as beneficiary thereunder, or Buyer depositing with, and pledging to, Seller's Construction Lender cash, in an amount equal to the difference between the principal amount referenced in such permanent loan commitment (if such commitment is obtained by Buyer) and the maximum "Loan Amount" (currently $17,325,000.00) under Seller's Construction Loan (which letter of credit or cash deposit is herein referred to as "LENDER'S COLLATERAL"); and (iii) Seller, Buyer, Seller's Construction Lender, and Buyer's lender entering into an agreement similar to the "Tri-Party Agreement" contemplated by the loan documents entered into in connection with Seller's Construction Loan. Such Tri-Party Agreement may provide, among other things, that Buyer may substitute a permanent loan commitment for a portion of the Lender's Collateral (which portion would, subject to the terms and conditions of the Tri-Party Agreement, be in the same amount as the principal amount referenced in the permanent loan commitment being so substituted), subject to the prior written approval of Seller and Seller's Construction Lender, which approval may be granted or denied in each such entity's sole and absolute discretion. In all events, any such loan commitment(s) and the lender issuing same, either such letter of credit and the lender issuing same or the depository for such pledged cash and the pledge agreement and related documents and agreements, as the case may be, and such agreement similar to the "Tri-Party Agreement" must be satisfactory to each of Seller and Seller's Construction Lender, in each such entity's sole and absolute discretion. The foregoing description of the items, agreements, and documents that the parties presently anticipate may be required to satisfy Seller's Construction Lender and cause the "Covered Period" to commence shall in no event, however, limit or otherwise affect the condition set forth in the preceding paragraph or the other terms and conditions of this Section. Buyer shall use reasonable and good faith efforts to and obligations satisfy said condition on or before the Covered Period Satisfaction Deadline.

      If (i) the foregoing condition has not been satisfied or performed or waived in writing by Seller on or as of the Covered Period Satisfaction Deadline, then Seller shall have the right, at Seller's option, to terminate this Agreement by giving written notice to Buyer (A) on or before the date that is one hundred eighty (180) days after the Covered Period Satisfaction Deadline or (B) prior to the satisfaction or performance of such condition, whichever is earlier (provided, however, that if such the failure of such condition to be satisfied or performed on or as of the Covered Period Satisfaction Deadline results in cost, expense, or liability of Seller or entitles Seller's Construction Lender to exercise any remedies against or with respect to Seller or Seller's Construction Loan (including, without limitation, any liability of Seller or any remedy of Seller's Construction Lender to cause the repayment of any sums advanced under Seller's Construction Loan or for an increase in the interest rate payable thereunder) (collectively, "SELLER LIABILITY"), then such termination shall be effective if Seller gives such written notice to Buyer on or before the date set forth in clause (A) of this sentence without regard to clause (B)), or (ii) such condition is satisfied or performed but thereafter the Covered Period lapses, Buyer breaches the Tri-Party Agreement, or any Seller Liability arises by reason of or in connection with any act or omission of Buyer or its agents or representatives or of the lender under the aforesaid permanent loan commitment(s) or of the issuer or depository with respect to any Lender's Collateral, then Seller shall have the right, at Seller's option, to terminate this Agreement by giving written notice on or before the earlier of the Closing Date or the date one hundred eighty (180) days after Seller actually receives from Buyer written notice of such lapse, breach, or Seller Liability; in any such event, upon any such termination, the Earnest Money shall be delivered to and retained by Seller and all rights of Seller and Buyer under this Agreement shall expire and this Agreement shall become null and void. The satisfaction of the foregoing condition shall not be deemed to limit or waive in any manner whatsoever any rights or remedies of any party of any Tri-Party Agreement that may be hereafter executed as contemplated in this
SECTION 19, in the event of any breach or default of Buyer thereunder (including, without limitation, the lapse or expiration of the aforesaid permanent loan commitment or other failure of Buyer to satisfy the conditions to the making of the loan to be described in such permanent loan commitment), which rights and remedies may include, without limitation, the enforcement of rights or remedies related to any security interest or other interest in or to any Lender's Collateral in accordance with the terms and provisions of such Tri-Party Agreement.

      20. ADDITIONAL SELLER'S CONDITIONS TO CLOSING. Seller's obligation to consummate the purchase and sale of the Property on the Closing Date shall be subject to the satisfaction or performance of the following terms and conditions, any one or more of which may be waived in writing by Seller, in whole or in part, on or as of the Closing Date:

            (A) Buyer shall have, in all material respects, kept, observed, performed, satisfied and complied with all terms, covenants, conditions, agreements, requirements, restrictions and provisions of this Agreement. The representations and warranties of Buyer set forth in this Agreement (and the substantive facts contained in any representations and warranties limited to such Buyer's knowledge and belief) shall be true and correct, on and as of the Closing Date.

            (B) The BPD Lease shall be in full force and effect and shall not have been terminated or become null and void as of the Closing Date.

If any of the foregoing conditions have not been satisfied or performed or waived in writing by Seller on or as of the Closing Date, Seller shall have the right, at Seller's option, either: (i) to terminate this Agreement by giving written notice to Buyer on or before the Closing Date, in which event all rights and obligations of Seller and Buyer under this Agreement shall expire and this Agreement shall become null and void; or (ii) if such failure of condition constitutes a breach of representation or warranty by Buyer, constitutes a failure by Buyer to perform any of the terms, covenants, conditions, agreements, requirements, restrictions or provisions of this Agreement, or otherwise constitutes a default by Buyer under this Agreement, to exercise such rights and remedies as may be provided for in SECTION 13 of this Agreement.

      21. BUYER'S CONDITIONS TO CLOSING. Buyer's obligation to consummate the purchase and sale of the Property on the Closing Date shall be subject to the satisfaction or performance of the following terms and conditions, any one or more of which may be waived in writing by Buyer, in whole or in part, on or as of the Closing Date:

            (A) Seller shall have, in all material respects, kept, observed, performed, satisfied and complied with all material terms, covenants, conditions, agreements, requirements, restrictions and provisions of this Agreement to be kept, observed, performed, satisfied and complied with prior to the Closing.

            (B) The BPD Tenant shall have accepted the Improvements pursuant to Sections 3.23 through 3.25 of the Solicitation of Offers attached to and made a part of the BPD Lease and all other relevant provisions of the BPD Lease, thereby acknowledging its obligation to commence the payment of rent under the BPD Lease (the date of such acceptance is herein referred to as the "PHASE 1 SUBSTANTIAL COMPLETION DATE").

            (C) The Plans and Specifications shall not have been modified or revised, except for Permitted Modifications and Changes, without Buyer's consent or deemed consent, as set forth in SECTION 17.

            (D) There shall have been delivered to Buyer, at or prior to the Closing Date, a Tenant Statement of Lease by the BPD Tenant which does not set forth any fact or circumstance which would permit the BPD Tenant to withhold or set off against rent payable under the BPD Lease with respect to the Improvements.

If any of the foregoing conditions have not been satisfied or performed or waived in writing by Buyer on or as of the Closing Date, Buyer shall have the right, at Buyer's option, either: (i) to terminate this Agreement by giving written notice to Seller on or before the Closing Date, in which event all rights and obligations of Seller and Buyer under this Agreement shall expire and this Agreement shall become null and void; or (ii) if such failure of condition constitutes a failure by Seller to perform any of the terms, covenants, conditions, agreements, requirements, restrictions or provisions of this Agreement, or otherwise constitutes a default by Seller under this Agreement, to exercise such rights and remedies as may be provided for in SECTION 13 of this Agreement.

      22. SECONDARY OFFERING. For purposes of this Agreement, the term "SECONDARY OFFERING COMPLETION DATE" shall mean the earlier of (I) February 2, 2004, or (II) the date that is ten (10) days after the date on which Government Properties Trust, Inc. ("GPTI"), which is an affiliate of Buyer, has complied with applicable U.S. securities laws and regulations such that it may lawfully conduct a public offering of at least 11,500,000 shares of common stock. Buyer hereby represents and warrants to Seller that an appropriate and complete Form S-11 Registration Statement was filed with the U.S. Securities and Exchange Commission on October 8, 2003 by or on behalf of GPTI in connection with such public offering. Buyer shall, in good faith and with reasonable diligence, use all commercially reasonable efforts to comply with, and to cause GPTI to comply with, applicable U.S. securities laws and regulations such that GPTI may lawfully conduct such public offering on or before February 2, 2004. If the Secondary Offering Completion Date has not occurred on or before FEBRUARY 2, 2004, Buyer shall have the right to terminate this Agreement by giving written notice to Seller on or before FEBRUARY 4, 2004, in which event all rights and obligations of Seller and Buyer under this Agreement shall expire and this Agreement shall become null and void. If Buyer does not so terminate this Agreement in accordance with this SECTION 22 such that Seller actually receives such written termination notice on or before FEBRUARY 4, 2004, then: (I) Buyer shall deliver to Escrow Agent the Additional Earnest Money in accordance with
SECTION 2(C)(I); (II) Buyer shall have no further right to terminate this Agreement pursuant to this SECTION 22; and (III) subject to SECTIONS 13(B), 14(A), 14(B), AND 21 of this Agreement, the entirety of the Earnest Money shall become nonrefundable to Buyer.

      23. CONFIDENTIAL TRANSACTION - NO PUBLIC ANNOUNCEMENTS. Neither Seller nor Buyer shall make any public announcement with respect to the purchase and sale of the Property, and neither the existence of this Agreement, the pendency of the transaction described herein, nor any terms or provisions hereof shall be disclosed by Seller or Buyer (or their respective agents, consultants or employees) to any third party, without the prior written consent of the other party, unless and until either party is legally compelled to make such disclosure under applicable laws (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission that are applicable to Buyer and other disclosures required to comply with applicable law in connection with the "secondary offering" contemplated in SECTION 22, above) or until Buyer consummates its purchase of the Property pursuant to this Agreement. Notwithstanding the foregoing, Seller and Buyer may disclose such matters to their respective consultants, directors, officers, employees, legal counsel and lenders or prospective lenders, in which event the disclosing party shall take reasonable actions to ensure that any such persons or entities do not make the same available or disclose the contents thereof to any other person or entity.

      24. SURVIVAL. The provisions of SECTIONS 5, 11, AND 18 of this Agreement, the provisions of CLAUSES (I), (II) AND (III) of SECTION 4(A) of this Agreement, the indemnification provisions of SECTION 16 of this Agreement, and the representations and warranties expressly set forth in SECTION 25, below (to the extent such survival is provided for in said Section), shall survive the consummation of the purchase and sale of the Property on the Closing Date, the delivery of the deed and the payment of the Purchase Price. Notwithstanding anything to the contrary set forth in this Agreement, the provisions of SECTIONS 4(D), 15 AND 23 of this

Agreement, the provisions of CLAUSES (I), (II) AND (III) of SECTION 4(A) of this Agreement, and the indemnification provisions of SECTION 16 of this Agreement shall also survive any termination of this Agreement in accordance with its terms.

      25. SELLER'S REPRESENTATIONS. Seller represents the following to Buyer as of the Closing Date, to the best of Seller's actual knowledge:

            (I) Seller has not generated, stored, treated, or disposed of any hazardous waste or toxic or hazardous substance on the Property in violation of applicable environmental laws (provided, however, that the foregoing shall apply only to the actions of Seller and not to actions of any third party, including, without limitation, any contractor of Seller).

            (II) Seller has no knowledge of any generation, storage, treatment, or disposal of any hazardous waste or toxic or hazardous substance on the Property in violation of applicable environmental laws since the date on which Seller acquired the Property, except as disclosed in SECTION 19, as referenced and described in the VRA or in any environmental reports delivered to Buyer or any other Due Diligence Materials, and as otherwise disclosed to Buyer.

(Neither subparagraph (i) nor subparagraph (ii), above, shall apply to materials used or installed on the Property in connection with the development of the Property or the construction and installation of the Improvements so long as such use and installation is in compliance, in all material respects, with applicable environmental laws and such materials are of the type customarily used and installed in connection with the development of properties similar to the Property and the construction of improvements similar to the Improvements.)

            (III) Seller's execution of each of the following has been duly authorized by applicable organizational or corporate documents or appropriate organizational or corporate action: the BPD Lease and the principal agreements to be assigned to Buyer at Closing pursuant to SECTION 9(A)(IV).

            (IV) The Improvements leased to the BPD Tenant under the BPD Lease are, in all material respects, constructed (a) in accordance with the Plans and Specifications (as the same may be modified by any Permitted Modifications and Change and any other modifications or changes thereto made pursuant to SECTION 18, above), (b) in compliance with the BPD Lease requirements pertaining to such construction, and (c) in a good and workmanlike manner which is consistent with customary construction practices for buildings of the same nature as the Improvements and which are to be used for general office purposes as contemplated by the BPD Lease. The representation set forth in this subparagraph
(iv) shall not apply to any of the following:

              (A) Any Punch List Work completed after Closing;

              (B) Any title or survey defects (it being understood that any such items are governed by SECTION 7, above);

              (C) Any alteration, change, improvement or modification in or to the Plans and Specifications or the Improvements after the Closing Date;

              (D) Any defects with respect to the Improvements or breaches of the representation set forth in this subparagraph (iv) to the extent that either
(1) the same is disclosed to the BPD Tenant and the BPD Tenant agrees in writing to waive the same and, in the event such defect would reasonably be expected to result in materially increased maintenance or operational expenses of Buyer with respect to the Improvements, materially diminish rights or remedies that Buyer would have against third parties in the absence of such defect (e.g., by affecting the duration of any roof warranty or other manufacturer or installer warranties with respect to the Improvements), or materially reduce the value of the Improvements, the same is disclosed to Buyer and Buyer agrees in writing to waive the same, or (2) the same is disclosed to Buyer or Buyer's Designees prior to Closing and Buyer nonetheless proceeds to Closing; and

              (E) any "Phase 2" or "Phase 3" improvements.

      In the event of any breach of the representations set forth in the foregoing subparagraph (iv), Seller shall only have liability therefor to the extent that (1) as a result of such breach, the BPD Tenant is entitled under the BPD Lease to set-off, and actually does set-off, against any of the Tenant Financial Obligations to recover any cost incurred by the BPD Tenant to cure or repair such breach, (2) such breach constitutes a material breach of the foregoing representations, and (3) the cure or correction of such breach is not covered by any covenants, agreements, or warranties under any of the Assigned Contracts and the contractor or other parties to such Assigned Contracts fails to commence to correct or cure such breach within one hundred twenty (120) days after receipt of Buyer's written demand therefor, so long as Buyer uses reasonable diligence in attempting to cause such contractor or such other party(ies) so to correct and cure such breach. In the event of any such set-off by the BPD Tenant against the Tenant Financial Obligations, as aforesaid, Seller shall be liable to reimburse Buyer for the amount of such set-off, except for any portion of such set-off with respect to any Tenant Financial Obligation accruing on or after that date which is twelve (12) months after the Closing Date. In all events, the aggregate liability of Seller for any breach of the representations set forth in subparagraph (iv), above, shall not exceed the lesser of the amount of any such set-off for which Seller is to reimburse Buyer pursuant to the foregoing sentence or the sum of $200,000.00.

      Buyer shall immediately deliver to Seller written notice of any assertion or claim by Buyer or the BPD Tenant of any breach of the representations set forth in subparagraph (iv), above, and shall allow Seller to control the response to and defense against such assertion or claim. Buyer shall also re-assign to Seller upon request all Assigned Contracts, warranties and guaranties relating to the design, construction and installation of the Improvements (including, but not limited to, the contracts or agreements with Seller's Architect and Seller's general contractor relating to the Improvements) to the extent Seller deems such re-assignment necessary to institute any action, proceeding or suit to enforce the terms thereof (including, but not limited to, any representation, covenant, or indemnity contained therein) or to recover any damages for breach thereof, with regard to any such breach. Buyer further agrees not to alter, amend, modify, release or terminate any or all of such Assigned Contracts, warranties, or guaranties, in whole or part, without Seller's prior written consent. Buyer may, in lieu of such re-assignment, grant to Seller the right to institute any such action, proceeding or suit in Buyer's name, but in such event all damages recovered under or in connection with any such Assigned Contracts, warranties, or guaranties with regard to the breach in question shall, after such breach is cured, first inure to the benefit of (and be paid by Buyer to) Seller, until Seller has recovered all costs, expenses and fees incurred in such action, proceeding or suit, plus all amounts paid or incurred by Seller in connection with such breach of the foregoing subparagraph (iv).

The provisions of this SECTION 25 shall survive the consummation of the purchase and sale of the Property on the Closing Date, the delivery of the deed and the payment of the Purchase Price, for a period of twelve (12) months after the Closing Date. In the event of any breach of the representations set forth in this SECTION 25, Buyer shall give written notice thereof to Seller on or before the date thirty (30) days after the expiration of such twelve-month period or such breach shall be deemed waived by Buyer.

      26. SELLER'S TAX DEFERRED EXCHANGE. Seller may convey the Property or any portion thereof or interest therein as part of one or more Internal Revenue Code
Section 1031 Tax Deferred Exchanges for its benefit. In such event, Seller shall be assigning all contract rights and obligations hereunder to a qualified intermediary, as a part of, and in furtherance of, such tax deferred exchange. Buyer agrees to assist and cooperate in any such exchange, and Buyer further agrees to execute any and all documents as are reasonably necessary in connection with any such exchange. Buyer shall not be obligated to incur any cost or expense in connection with any such exchange, other than that which Buyer elects to incur to have its counsel review the documents and instruments incident thereto. As part of any such exchange, Seller shall convey the real property described herein directly to Buyer and Buyer shall not be obligated to acquire or convey any other property as part of any such exchange.

      27. GENERAL PROVISIONS.

            (A) NOTICES. Whenever any notice, demand or request is required or permitted under this Agreement, such notice, demand or request shall be in writing and shall be delivered by hand, be sent by registered or certified mail, postage prepaid, return receipt requested, or be sent by nationally recognized commercial courier for next business day delivery, to the addresses set forth below their respective executions hereof, or to such other addresses as are specified by written notice given in accordance herewith; notices, demands or requests may also be transmitted by facsimile to the number for each party set forth below their respective executions hereof, or to such other numbers as are specified by written notice given in accordance herewith, so long as such notice is also concurrently given by one of the other delivery methods provided above. All notices, demands or requests, whether delivered by hand, given by mailing, sent by nationally recognized commercial courier, or transmitted by facsimile, as hereinabove provided, shall be deemed given on the date on which such notice is received or deemed received by Seller or Buyer, as the intended recipient, as the case may be. Any notice, demand or request not received because of changed address or facsimile number of which no notice was given as hereinabove provided or because of refusal to accept delivery shall be deemed received by the party to whom addressed on the date of hand delivery, on the date of facsimile transmittal, on the first calendar day after deposit with commercial courier, or on the third calendar day following deposit in the United States Mail, as the case may be.

            (B) FACSIMILE AS WRITING. The parties expressly acknowledge and agree that, notwithstanding any statutory or decisional law to the contrary, the printed product of a facsimile transmittal shall be deemed to be "written" and a "writing" for all purposes of this Agreement.

            (C) ASSIGNMENT. This Agreement may not be assigned by Buyer, in whole or in part, without the prior written consent of Seller and Seller's construction lender, which consent of Seller shall not be unreasonably withheld, and any such assignment without the consent of Seller and Seller's construction lender shall be null and void and of no force or effect; provided, however, that Buyer may assign all of its right, title and interest in and to this Agreement at Closing to (i) GPTI, (ii) a single member limited liability company having as its single member either Gen-Net Lease Income Trust or GPTI, or (iii) another single purpose entity which is wholly owned by Gen-Net Lease Income Trust or GPTI and is acceptable to Seller, in Seller's sole and absolute judgment and discretion. Subject to the foregoing, this Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, Buyer, Seller and Broker and their respective legal representatives, successors and permitted assigns. No assignment shall relieve the assigning Buyer of liability for the performance of the duties and obligations of "Buyer" under this Agreement.

            (D) HEADINGS. The use of headings, captions and numbers in this Agreement is solely for the convenience of identifying and indexing the various provisions in this Agreement and shall in no event be considered otherwise in construing or interpreting any provision in this Agreement.

            (E) EXHIBITS. Each and every exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

            (F) DEFINED TERMS. Capitalized terms used in this Agreement shall have the meanings ascribed to them at the point where first defined, irrespective of where their use occurs, with the same effect as if the definitions of such terms were set forth in full and at length every time such terms are used.

            (G) PRONOUNS. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural.

            (H) SEVERABILITY. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

            (I) NON-WAIVER. Failure by any party to complain of any action, non-action or breach of any other party shall not constitute a waiver of any aggrieved party's rights hereunder. Waiver by any party of any right arising from any breach of any other party shall not constitute a waiver of any other right arising from a subsequent breach of the same obligation or for any other default, past, present or future.

            (J) RIGHTS CUMULATIVE. Except to the extent otherwise provided herein, all rights, remedies, powers and privileges conferred under this Agreement on the parties shall be cumulative of and in addition to, but not restrictive of or in lieu of, those conferred by law.

            (K) TIME OF ESSENCE; DATES. TIME IS OF THE ESSENCE OF THIS AGREEMENT. Anywhere a day certain is stated for payment or for performance of any obligation, the day certain so stated enters into and becomes a part of the consideration for this Agreement. If any date set forth in this Agreement shall fall on, or any time period set forth in this Agreement shall expire on, a day which is a Saturday, Sunday, federal or state holiday, or other non-business day, such date shall automatically be extended to, and the expiration of such time period shall automatically be extended to, the next day which is not a Saturday, Sunday, federal or state holiday or other non-business day. The final day of any time period under this Agreement or any deadline under this Agreement shall be the specified day or date, and shall include the period of time through and including such specified day or date. All references to the "EFFECTIVE DATE" shall be deemed to refer to the later of the date of Buyer's or Seller's execution of this Agreement, as indicated on the signature pages of this Agreement.

            (L) APPLICABLE LAW. This Agreement shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of West Virginia.

            (M) ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all prior discussions and agreements between Seller and Buyer with respect to the purchase and sale of the Property and other matters contained herein, and this Agreement contains the sole and entire understanding between Seller and Buyer with respect thereto. This Agreement shall not be modified or amended except by an instrument in writing executed by or on behalf of Seller and Buyer.

            (N) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

            (O) ATTORNEY'S FEES. In the event of any litigation between Buyer and Seller arising under or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party the expenses of litigation (including reasonable attorneys' fees, expenses and disbursements) incurred by the prevailing party.

            (P) AUTHORITY. Each party hereto warrants and represents that such party has full and complete authority to enter into this Agreement and each person executing this Agreement on behalf of a party warrants and represents that he has been fully authorized to execute this Agreement on behalf of such party and that such party is bound by the signature of such representative.

            (Q) COUNSEL. Each party hereto warrants and represents that each party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement and has had ample opportunity to read, review, and understand the provisions of this Agreement.

            (R) NO CONSTRUCTION AGAINST PREPARER. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party's having or being deemed to have prepared or imposed such provision.

            (S) NO LIEN. This Agreement is not and shall not be deemed or considered to convey or be an interest in or lien against the Property.

            (T) NO RECORDING. In no event shall this Agreement or any memorandum hereof be recorded by Buyer in any public records, and any such recordation or attempted recordation shall constitute a breach of this Agreement by Buyer.

            (U) OFFER AND ACCEPTANCE. This instrument shall be of no force or effect unless and until this Agreement is executed and delivered by Seller and Buyer. The submission of an unexecuted draft or copy of this instrument by one party to the other for review does not constitute an offer by or option to purchase or sell the Property.

      IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute, seal and deliver this Agreement, all as of the day and year first written above.

                                       SELLER:

                                       BPD PARKERSBURG, LLC, a Delaware
                                       limited liability company

                                       By:  Lowe Enterprises Mid-Atlantic,
                                            Inc.,
Date of Signature: 12/24/03                 its Manager
                   ---------
                                           By: /s/ Stan Wendzel           (SEAL)
                                              ----------------------------
                                              Name: Stan Wendzel
                                                    ----------------------------
                                              Title: SVP
                                                    ----------------------------

                                       Initial address for notices:

                                       BPD Parkersburg, LLC
                                       c/o Lowe Enterprises Mid-Atlantic, Inc.
                                       1101 Connecticut Avenue, N.W.
                                       Suite 250
                                       Washington, D.C. 20036
                                       Attention:
                                                    ----------------------------
                                       Telephone No: (____)
                                                    ----------------------------
                                       Telecopy No: (____)
                                                    ----------------------------


                                       With a copy to each of the following:

                                       Kilpatrick Stockton LLP
                                       607 14th Street, N.W.
                                       Suite 900
                                       Washington, D.C. 20005
                                       Attention:  Neil I Levy
                                       Telephone No: (202) 508-5820
                                       Telecopy No: (202) 585-0020

                                       Kilpatrick Stockton LLP
                                       1100 Peachtree Street, N.E.
                                       Suite 2800
                                       Atlanta, Georgia 30309
                                       Attention:  Peter B. Glass
                                       Telephone No: (404) 815-6109
                                       Telecopy No: (404) 541-3326

                                       and

                                       Attention:  Mark A. Palmer
                                       Telephone No: (404) 815-6105
                                       Telecopy No: (404) 541-3327

                                         BUYER:

                                         GEN-NET LEASE INCOME TRUST, INC., a
                                         Michigan corporation

Date of Signature: 12-24-03         By:   /s/ Thomas D. Peschio
                  ----------              --------------------------------------
                                               Name: Thomas D. Peschio
                                                     ---------------------------
                                               Title:      President / CEO
                                                     ---------------------------

                                                    [CORPORATE SEAL]

                                         Initial address for notices:

                                         Gen-Net Lease Income Trust, Inc.
                                         120 Regency Parkway
                                         Omaha, Nebraska 68114
                                         Attention:  Thomas D. Peschio
                                         Telephone No: (402) 548-4021
                                         Telecopy No: (402) 393-2402

                                         With a copy to:

                                         Lieben, Whitted, Houghton, Slowiaczek
                                         and Cavanagh, P.C., L.L.O.
                                         100 Scoular Building
                                         2027 Dodge Street
                                         Omaha, Nebraska 68102
                                         Attention:  Warren R. Whitted, Jr.
                                         Telephone No: (402) 344-4000
                                         Telecopy No: (402) 344-4006

The undersigned Broker has caused its duly authorized officer or representative to execute this Agreement under seal and to deliver same to Seller and Buyer for the sole purpose of consenting to and agreeing to the terms and provisions of
SECTION 16 of the within and foregoing Purchase and Sale Agreement, all as of the ______ day of ______________, 2003.

                                             BROKER:

                                             CB RICHARD ELLIS

                                             By:                          (SEAL)
                                                 -------------------------
                                                 Name:
                                                 Title:


                                             Initial address for notices:

                                             CB Richard Ellis
                                             4717 Grand
                                             Suite 500
                                             Kansas City, Missouri 64112
                                             Attention:  Oscar Peterson, CCIM
                                                           Senior Associate
                                             Telephone No: (816) 968-5841
                                             Telecopy No: (816) 968-5890

                              Schedule of Exhibits

Exhibit "A"       Legal Description
Exhibit "B"       Schedule of Service Agreements
Exhibit "C"       Earnest Money Escrow Agreement
Exhibit "D"       Schedule of Certain Permitted Exceptions
Exhibit "E"       Schedule of Plans and Specifications for the Improvements
Exhibit "F"       Copy of VRA

                                   EXHIBIT "A"

                          LEGAL DESCRIPTION OF THE LAND


                                   Exhibit "A"
                                 (Page 1 of __)

                                   EXHIBIT "B"

                         SCHEDULE OF SERVICE AGREEMENTS

None.

                                   Exhibit "B"
                                  (Page 1 of 1)

                                   EXHIBIT "C"

                         EARNEST MONEY ESCROW AGREEMENT

                                                   CTC ESCROW NO. ______________

      This is an ESCROW AGREEMENT, made as of the ______ day of _____________, 2003, by and among: CHICAGO TITLE COMPANY ("ESCROW AGENT"); BPD PARKERSBURG, LLC, a Delaware limited liability company ("SELLER"); and GEN-NET LEASE INCOME TRUST, INC., a Michigan corporation ("BUYER").

      WHEREAS, Buyer and Seller are parties under a certain Purchase and Sale Agreement dated , 2003, regarding certain real property located in the City of Parkersburg, West Virginia, and more particularly described therein (the "CONTRACT"); and

      WHEREAS, Buyer and Seller have requested Escrow Agent to act as escrow agent to hold the earnest money agreed to therein (the "DEPOSIT"), in accordance with the terms and provisions of this Earnest Money Escrow Agreement.

      NOW THEREFORE, in consideration of the promises and undertakings herein made, and the proposed issuance of a title insurance policy (or policies) by Escrow Agent, it is agreed that:

      1. Buyer and Seller hereby appoint Escrow Agent as escrow agent, hereunder; and the Deposit is hereby delivered to Escrow Agent, who by signing below acknowledges its receipt of the sum of $200,000.00, either in the form of a check, dated ____________________, and payable to Escrow Agent, or wire transfer; such receipt is made subject to Conditions of Escrow attached hereto. Escrow Agent shall receive a fee in accordance with Escrow Agent's Schedule of Fees which will be for serving as Escrow Agent under this agreement, which fee shall be deducted from the Deposit when return of the Deposit is requested.

      2. Escrow Agent shall hold the Deposit until written release disbursement instructions are received from Buyer and Seller.

      3. Escrow Agent is hereby authorized to and directed to invest the Deposit in the name of Buyer, by Chicago Title Insurance Company as Escrow Agent, as follows:

            (A) Deposits will be invested in one or more FDIC insured Money Market Accounts (such that the full amount of each deposit is $100,000 or less and, accordingly, fully insured by the FDIC) selected at the discretion of Escrow Agent upon receipt of Escrow Agent's Investment Form, unless otherwise requested.

            (B) Other types of investments will be considered by Seller and Buyer upon written request from Buyer directed to Escrow Agent and subject to possible additional fees payable to the Escrow Agent as negotiated; however, any such additional fees shall be the obligation of Buyer.


                                   Exhibit "C"
                                  (Page 1 of 5)

      (C) IF NO INVESTMENT IS REQUESTED PLEASE CHECK HERE .

      4. Interest shall be payable at the time the Deposit is disbursed in accordance with the terms of the Escrow Agreement and written release/disbursement instructions.

      5. All investments will be made in the regular course of business. To be entitled to same day investment (assuming good grounds are provided) the Deposit must be received by noon; otherwise, such funds will be deposited on the next business day.

      6. Escrow Agent shall have NO OBLIGATION TO INVEST the Deposit unless and until a satisfactory federal tax identification number is provided the Escrow Agent, in writing or in the space below:

      FEDERAL TAX I.D. NO. -
                              ----------------

      TAXPAYER NAME - BPD Parkersburg, LLC, a Delaware limited liability company

      7. The investment shall be subject to the rules, regulations, policies and procedures of said Depository.

         [REMAINDER OF THIS PAGE IS BLANK; CONDITIONS OF ESCROW FOLLOW]


                                   Exhibit "C"
                                  (Page 2 of 5)

CONDITIONS OF ESCROW

      Escrow Agent accepts this undertaking subject to these Conditions of
Escrow:

      1. The Deposit may be processed for collection in the normal course of business by Escrow Agent, who may commingle funds received by it with escrow funds of others in its regular escrow account at Wachovia Bank, N.A. (hereafter the "DEPOSITORY"). Escrow Agent shall not be accountable for any incidental benefit which may be attributable to the funds so deposited.

      2. Escrow Agent shall not be liable for any loss caused by the failure, suspension, bankruptcy or dissolution of the Depository.

      3. Escrow Agent shall not be liable for loss or damage resulting from:

            (A) any good faith act or forbearance of Escrow Agent;

            (B) any default, error, action or omission of any party, other than Escrow Agent;

            (C) any defect in the title to any property unless such loss is covered under a policy of title insurance issued by the Escrow Agent;

            (D) the expiration of any time limit or other delay which is not solely caused by the failure of Escrow Agent to proceed in its ordinary course of business, and in no event where such time line is not disclosed in writing to the Escrow Agent;

            (E) the lack of authenticity of any writing delivered to Escrow Agent or of any signature thereto, or the lack of authority of the signatory to sign such writing;

            (F) Escrow Agent's compliance with all attachments, writs, orders, judgments, or other legal process issued out of any court;

            (G) Escrow Agent's assertion or failure to assert any cause of action or defense in any judicial or administrative proceeding; or

            (H) any loss or damage which arises after the Deposit has been disbursed in accordance with the terms of this Agreement.

      4. Escrow Agent shall be fully indemnified by the parties hereto for all its expenses, costs, and reasonable attorney's fees incurred in connection with any interpleader action which Escrow Agent may file, in its sole discretion, to resolve any dispute as to the Deposit, or which may be filed against the Escrow Agent. Such costs, expenses or attorney's fees, as well as the fees of Escrow Agent described below, may be deducted from the Deposit.

      5. If Escrow Agent is made a party to any judicial, non-judicial or administrative action, hearing or process based on acts of any of the other parties hereto and not on the malfeasance and/or negligence of Escrow Agent in performing its duties hereunder, the expenses, costs and reasonable attorney fees incurred by Escrow Agent in responding to such action, hearing or process may


                                   Exhibit "C"
                                  (Page 3 of 5)
be deducted from the funds held hereunder and the party/parties whose alleged acts are a basis for such proceedings shall indemnify, save and hold Escrow Agent harmless from said expenses, costs and fees so incurred.

      6. The Company's fee for acting as Escrow Agent is shown on its Schedule of Escrow Services and Fees which is available upon request. These fees, which will be deducted from the account upon disbursement, are the joint and several obligation of each party to any agreement, sales contract or other writing forming the basis for this escrow undertaking.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   Exhibit "C"
                                  (Page 4 of 5)

      IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute, seal and deliver this Agreement, all as of the day and year first written above.


SELLER:                                     BUYER:

BPD PARKERSBURG, LLC, a Delaware            GEN-NET LEASE INCOME TRUST, INC., a
limited liability company                   Michigan corporation

By:  Lowe Enterprises Mid-Atlantic,
     Inc.,
     its Manager
                                            By:
                                               ---------------------------------
      By:                                      Name:
         ----------------------------               ----------------------------
         Name:                                 Title:
              -----------------------               ----------------------------
         Title:
              -----------------------



                                            ESCROW AGENT:

                                            CHICAGO TITLE COMPANY

                                            By:
                                               ---------------------------------
                                               Name:
                                                     ---------------------------
                                               Title:
                                                     ---------------------------

                                   Exhibit "C"
                                  (Page 5 of 5)

                                   EXHIBIT "D"

                    SCHEDULE OF CERTAIN PERMITTED EXCEPTIONS


                                   Exhibit "D"
                                  (Page 1 of 1)

                                   EXHIBIT "E"

            SCHEDULE OF PLANS AND SPECIFICATIONS FOR THE IMPROVEMENTS

                          (Refer to attached schedule)


                                   Exhibit "E"
                                  (Page 1 of 6)

                                   EXHIBIT "F"

                                   COPY OF VRA

                       (Refer to attached copy of the VRA)